Exhibit 10.1

THOMMESSEN

NOK 600,000,000

MULTI-CURRENCY REVOLVING CREDIT FACILITY AGREEMENT

for

Gulfmark Rederi AS

as Borrower
provided by

The Financial Institutions
listed in Schedule 1

as Lenders
with

DNB BANK ASA

as Arranger
and

DNB BANK ASA

as Agent

Dated 27 December 2012

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4
2	THE FACILITY	13
3	PURPOSE	14
4	CONDITIONS PRECEDENT	14
5	DRAWDOWN	15
6	SELECTION OF CURRENCIES	15
7	REPAYMENT	18
8	PREPAYMENT AND CANCELLATION	18
9	INTEREST	20
10	INTEREST PERIODS	21
11	CHANGES TO THE CALCULATION OF INTEREST	22
12	FEES	22
13	TAX GROSS-UP AND INDEMNITIES	23
14	INCREASED COSTS	24
15	OTHER INDEMNITIES	25
16	COSTS AND EXPENSES	26
17	SECURITY	26
18	REPRESENTATIONS AND WARRANTIES	27
19	INFORMATION UNDERTAKINGS	30
20	FINANCIAL COVENANTS	32
21	GENERAL UNDERTAKINGS	33
22	VESSEL COVENANTS	36
23	EVENTS OF DEFAULT	40
24	CHANGES TO THE PARTIES	42
25	ROLE OF THE AGENT AND THE ARRANGER	44
26	SHARING AMONG THE FINANCE PARTIES	48
27	PAYMENT MECHANICS	49
28	NOTICES	51
29	CALCULATIONS	52
30	MISCELLANEOUS	53
31	GOVERNING LAW AND ENFORCEMENT	54

SCHEDULES

1	Lenders and Commitments

2	Vessels

3	Conditions precedent

4	Form of Drawdown Notice

5	Form of Compliance Certificate

6	Form of Selection Notice

7	Form of Transfer Certificate

THIS SECURED REVOLVING CREDIT FACILITY AGREEMENT is dated 27 December 2012 and made between:

(1)	Gulfmark Rederi AS of Strandgata 5, 4307 Sandnes, Norway, organisation no. 979 212 658, as borrower (the "Borrower");

(2)	The banks and financial institutions listed in Schedule 1, as original lenders (together, the "Lenders");

(3)	DNB BANK ASA of Lars Hillesgt 30, N-5020 Bergen, Norway, organisation number 984 851 006, as mandated lead arranger (the "Arranger"); and

(4)	DNB BANK ASA of Lars Hillesgt 30, N-5020 Bergen, Norway, organisation number 984 851 006, as bookrunner, facility and syndication agent (the "Agent").

IT IS AGREED as follows:

1     DEFINITIONS AND INTERPRETATION

1.1     Definitions

In this Agreement, unless the context otherwise requires:

"Accounting Principles" means either IFRS, NGAAP, or the generally accepted accounting principles in the United States of America.

"Acceptable Brokers" means Fearnley Offshore Supply AS, Clarkson Shipbroking Group Ltd, Seabrokers Services AS, RS Platou Offshore AS, and such other independent shipbrokers as may be approved by the Lenders

"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

"Agreement" means this secured revolving credit facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

"Applicable Margin" shall be calculated on, and effective from each Determination Date in accordance with the following grid based on the ratio of (a) the Parent Guarantor's average Total Debt over the twelve (12) month period terminating on the relevant Determination Date to (b) the Parent Guarantor's consolidated EBITDA determined on the relevant Determination Date:

Less than 2.00	2.50% per annum
Equal to or greater than 2.00 but less than 4.00	2.75% per annum
Equal to or greater than 4.00	3.00% per annum

"Assignment of Insurances" means the first priority assignment of the Insurances to be made between the Borrower and the Agent (on behalf of the Finance Parties) as security for the Borrower's obligations under the Finance Documents, to be in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

"Availability Period" means the period from the date of this Agreement until the date falling one month prior to the Final Maturity Date.

"Available Commitment" means a Lender's Commitment less:

a)	its participation in any outstanding Loans; and

b)	in relation to any proposed Loan, its participation in any Loans that are due to be made on or before the proposed Drawdown Date,

other than that Lender's participation in any Loans that are due to be repaid on or before the proposed Drawdown Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment, always to be equal to or less than the Total Commitments.

"Base Currency" means NOK.

"Base Currency Amount" means the amount specified in a Drawdown Notice or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Sport Rate of Exchange on the date which is three (3) Business Days before the Drawdown Date adjusted to reflect any repayment (other than a repayment arising from a change of currency) or prepayment.

"Book Equity" means the consolidated book equity of the Parent Guarantor as shown in the Parent Guarantor's latest audited consolidated balance sheet less goodwill (if any) of the Parent Guarantor as shown in the Parent Guarantor's latest audited balance sheet being in accordance with the Accounting Principles.

"Break Costs" means the amount (if any) by which:

a)

the interest which a Lender should have received for the period from the date of receipt of all or part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of such Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds

b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in Bergen, New York and London (or any other relevant place of payment under Clause 27 (Payment mechanics).

"Commercial Managers" means any commercial manager of a Vessel, being the Parent Guarantor or any Subsidiary owned 100% by the Parent Guarantor (as the case may be).

"Commitment" means:

a)

in relation to a Lender, the amount set opposite its name under the heading "Commitments" in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to Clause 24 (Assignments and transfers by the Lenders); and

b)	in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 24 (Assignments and transfers by the Lenders),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form as set out in Schedule 5 (Form of Compliance Certificate).

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Determination Date" means

a)	the last day of each calendar quarter during the term of the Facility

b)	after the occurrence of an Event of Default which is continuing, any date designated by the Agent upon at least three (3) Business Days' prior written notice to the Borrower; and

c)	each Drawdown Date

"DOC" means in relation to a Technical Manager a valid document of compliance issued to such Technical Manager pursuant to paragraph 13.2 of the ISM Code.

"Drawdown Date" means a Business Day on which the Borrower has requested drawdown of a Loan pursuant to this Agreement or, as the context requires, the date on which such Loan is actually made.

"Drawdown Notice" means a notice substantially in the form set forth in Schedule 4 (Form of Drawdown Notice).

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use of or operation of the Vessels, including (but not limited to):

a)

all freight, hire and passage moneys payable to the Borrower, including (without limitation)
payments of any nature under any pool agreement, charterparty or any other charter or agreement for the employment, use, possession, management and/or operation of a Vessel;

b)	any claim under any guarantees related to freight and hire payable to the Borrower as a consequence of the operation of a Vessel;

c)	compensation payable to the Borrower in the event of any requisition of a Vessel or for the use of a Vessel by any government authority or other competent authority;

d)	remuneration for salvage, towage and other services performed by a Vessel payable to the Borrower;

e)	demurrage and retention money receivable by the Borrower in relation to a Vessel;

f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

g)

if and whenever a Vessel is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to a Vessel; and

h)	any other money whatsoever due or to become due to the Borrower from third parties in relation to a Vessel, or otherwise.

"Earnings Account" means any of the Borrower's account no 5413.05.90910 (NOK) or account no 5413.04.44280 (USD), with the Agent (collectively the "Earnings Accounts").

"Earnings Account Pledge" means the bank account pledge collateral to this Agreement to be made between the Borrower and the Agent (on behalf of the Finance Parties) for the first priority pledge of the Earnings Accounts, as security for the Borrower's obligations under the Finance Documents, in form and substance acceptable to the Agent (on behalf of the Finance Parties)

"EBITDA" means, for any twelve month period ending on a Determination Date, the consolidated profit on ordinary activities of the Group before Taxes:

a)	adjusted to exclude interest received or receivable and other similar income to the extent not already excluded;

b)	before the depreciation of fixed assets but after excluding any loss or gain arising on the disposal of fixed assets or shares;

c)	before deduction of Interest Expense for such period;

d)	before any charge for the amortisation of goodwill, merger differences, acquisition costs or any other intangible asset; and

e)

before adding or deducting extraordinary or exceptional items (to include, for the avoidance of doubt, any redundancy costs and foreign exchange profits and losses in relation to the funding of the business) in each case for such period.

"Environmental Approval" means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessels.

"Environmental Claim" means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

"Environmental Law" means any applicable law, regulation, convention or treaty in any jurisdiction in which the Borrower and/or the Parent Guarantor conducts business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Facility" means the multi currency secured revolving credit facility, the terms and conditions of which are set out in this Agreement.

"Factoring Agreement" means the factoring agreement collateral to this Agreement in the amount of NOK 720,000,000 to be made between the Borrower and the Agent (on behalf of the Finance Parties) in accordance with section 4-10 of the Norwegian Liens Act, as security for the Borrower's obligations under the Finance Documents, in form and substance acceptable to the Agent (on behalf of the Finance Parties), and a declaration of pledge collateral thereto.

"Final Maturity Date" means the date falling 5 years after the date of this Agreement, however, no later than 30 September 2017.

"Finance Documents" means this Agreement, the Security Documents, the Swap Agreements and any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower and/or the Parent Guarantor or any other person as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any of the other documents referred to herein or therein.

"Finance Party" means the Agent, the Arranger, the Swap Bank and the Lenders.

"Financial Indebtedness" means any obligation (whether incurred as principal or as surety) for the payment or repayment of borrowed money, whether present or future, actual or contingent.

"Fleet Market Value" means the aggregate Market Value of the Vessels based on the most recent valuations.

"Group" means the Parent Guarantor and each of its Subsidiaries.

"IFRS" means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

"Insurances" means, in relation to the Vessels, all policies and contracts of insurance (which expression includes all entries of the Vessels in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of any Vessel or otherwise in connection with a Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

"Interest Expense" means the interest paid by any member of the Group on the Total Debt in the twelve month period ending on a Determination Date.

"Interest Payment Date" means the last Business Day of each Interest Period.

"Interest Period" means, in relation to a Loan, each of the successive periods determined in accordance with Clause 10.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference, and as amended and supplemented from time to time.

"Lenders" means the banks and financial institutions listed in Schedule 1 (Lenders and Commitments) and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means in relation to a Loan the rate per annum equal to the offered quotation for deposits in USD ascertained by the Agent to be the rate as displayed on the Reuters' screen, page LIBOR01, at or about 11:00 hours (London time) on the applicable Quotation Day. If any such rate is below zero, LIBOR shall be deemed to be zero.

"Loan" means at any time, the principal amount of an outstanding advance made by the Lenders under the Facility.

"Majority Lenders" means:

a)

if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 66.67% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66.67% of the Total Commitments immediately prior to the reduction); or

b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66.67% of the Loans then outstanding.

"Managers" means the Commercial Managers and the Technical Managers.

"Market Value" means the fair market value of a Vessel in NOK, being the average of valuations of the Vessel obtained from minimum two (2) Acceptable Brokers. Such valuations to be made annually for the cost and expense of the Borrower, with or without physical inspection of the Vessel (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement.

"Material Adverse Effect" means a material adverse effect on:

a)	the business, operation, assets or condition (financial or otherwise) of the Borrower or the Parent Guarantor; or

b)	the ability of the Borrower or the Parent Guarantor to perform any of its obligations under the Finance Documents.

"Mortgages" means the first priority cross-collateralized mortgages each in the amount of NOK 720,000,000 and the declarations of pledge or deeds of covenants (as applicable) collateral thereto to be executed and recorded by the Borrower against each Vessel in its respective registry in favour of the Agent (on behalf of the Finance Parties) as security for the Borrower's obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

"New Lender" has the meaning set out in Clause 24 (Changes to the Parties).

"Newbuild" means Simek Hull no. 129 a newbuild with anticipated delivery 2nd quarter of 2013.

"NGAAP" means generally accepted accounting principles in Norway.

"NIBOR" means in relation to a Loan the rate per annum equal to the offered quotation for deposits in NOK ascertained by the Agent to be the rate as displayed on the Reuters' screen, page NIBR, at or about 11:00 hours (London time) on the applicable Quotation Day. If any such rate is below zero, NIBOR shall be deemed to be zero.

"NOK" means Norwegian kroner, being the lawful currency of Norway.

"Optional Currency" means any of NOK or USD.

"Original Financial Statements" means the audited financial statements of the Borrower and the Parent Guarantor (on a consolidated basis) for the year ended 31 December 2011.

"Parent Guarantee" means the unconditional and irrevocable on-demand guarantee in the amount of NOK 720,000,000, to be issued by the Parent Guarantor in favour of the Agent (on behalf of the Finance Parties) as security for the Borrower's obligations under the Finance Documents, to be in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

"Parent Guarantor" means Gulfmark Offshore Inc. a company incorporated under the laws of the State of Delaware, United States of America, with principal place of business at 10111 Richmond Avenue, Suite 340, Houston, Texas, 77042, the United States of America.

"Party" means a party to this Agreement (including its successors and permitted transferees).

"Quotation Day" means the day occurring two (2) Business Days prior to the commencement of an Interest Period.

"Repayment Date" means the last day of the Interest Period for the relevant Loan.

"Security Documents" means all or any security documents as may be entered into from time to time pursuant to Clause 17 (Security).

"Security Interest" means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

"Security Period" means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the other Finance Parties and the Borrower that:

a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid;

b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

c)	the Borrower has no future or contingent liability under any provision of this Agreement or the other Finance Documents; and

d)

the Agent and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance

Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document.

"Selection Notice" means a notice substantially in the form set forth in Schedule 6 (Form of Selection Notice) given in accordance with Clause 10.1 (Selection of Interest Periods) and Clause 6 (Selection of Currencies).

"SMC" means a valid safety management certificate issued for each Vessel pursuant to paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for the Vessels developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

"Subsidiaries" means an entity from time to time of which a person:

a)	has a direct or indirect control; or

b)	owns directly or indirectly more than fifty per cent. (50.00%) of the votes and/or capital.

"Swap Agreements" means any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by the Borrower and the Swap Bank for the purpose of hedging the types of liabilities and/or risks which, at the time that that master agreement, confirmation, schedule or other agreement (as the case may be) is entered into.

"Swap Bank" means DNB Bank ASA, of Stranden 21, 0250 Oslo, Norway, company registration number 984 851 006 in its capacity as provider of the Swap Agreements.

"Tax on Overall Net Income" means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

a)	the net income, profits or gains of that Finance Party world wide; or

b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.

"Taxes" means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest and penalties) , and any restrictions and or conditions resulting in a charge, other than taxes on the overall net income of a Finance Party or branch tereof, and "tax" and "taxation" shall be construed accordingly.

"Technical Manager" means a technical manager of a Vessel, being the Parent Guarantor or any Subsidiary owned 100% by the Parent Guarantor (as the case may be).

"Total Assets" means the amount which is equal to the total consolidated assets of the Parent Guarantor as shown in the Parent Guarantor's latest audited consolidated balance sheet less goodwill (if any) of the Parent Guarantor as shown in the Parent Guarantor's latest audited balance sheet being accordance with the Accounting Principles.

"Total Commitments" means the aggregate of the Lenders' Commitments, being NOK 600,000,000 at the time of this Agreement, however, always to be limited to 50% of the Fleet Market Value at each Drawdown Date as determined on the basis of valuations not being older than 6 months.

"Total Debt" means the aggregate of;

a)

the amount calculated in accordance with the Accounting Principles shown as each of "long term debt", "short term debt" and "current portion of long term debt" on the latest consolidated balance sheet of the Parent Guarantor; and

b)

the amount of any liability in respect of any lease or hire purchase contract entered into by the Parent Guarantor or any of its Subsidiaries which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

"Total Loss" means, in relation to a Vessel:

a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel;

b)

any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its Market Value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower; and

c)	any arrest, capture, seizure or detention of such Vessel (including any hijacking or theft) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower.

"Total Loss Date" means:

a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

b)

in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel's insurers in which the insurers agree to treat the Vessel as a total loss; or

c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

"Transfer Certificate" means a certificate substantially in the form as set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in respect of a Transfer (as defined in Clause 24 (Assignments and transfers by the Lenders), the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer.

"Vessels means the vessels set out in Schedule 2 hereto, subject to Clause 21.1.12 (Substitution of Vessels), each referred to as a "Vessel".

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower and/or the Parent Guarantor under the Finance Documents.

"USD" means United States Dollars, being the lawful currency of the United States of America.

"VAT" means value added tax and any other tax of similar nature.

1.2     Construction

In this Agreement, unless the context otherwise requires:

a)	Clause and Schedule headings are for ease of reference only;

b)	words denoting the singular number shall include the plural and vice versa;

c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

e)

references to "control" means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

f)	references to "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of borrowed money, whether present or future, actual or contingent; and

g)

references to a "person" shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).

2     THE FACILITY

2.1     Facility

Subject to the terms of this Agreement, the Lenders will make available to the Borrower a multi currency secured revolving credit facility in the aggregate amount equal up to the Total Commitments.

2.2     Maximum liability

The aggregate maximum principal amount of all Loans outstanding, including any requested drawdown, shall not on any requested Drawdown Date and/or on the first day of an Interest Period, exceed the Total Commitments. If this is the case, the Borrower shall immediately pay to the Agent (on behalf of the Finance Parties) such amounts as will ensure that the outstanding amount under this Agreement is equal or less than the Total Commitments then available.

2.3     Finance Parties' rights and obligations

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3         PURPOSE

3.1     Purpose

The purpose of the Facility is the refinancing of existing reducing revolving credit facilities of the Borrower, the financing of the Newbuild and for general corporate purposes.

3.2     Monitoring

Without prejudice to the obligations of the Borrower under this Clause 3, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4         CONDITIONS PRECEDENT

4.1     Initial conditions precedent

The Borrower may not deliver a Drawdown Notice unless the Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2     Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of a Drawdown Notice and on a proposed Drawdown Date:

a)	no Default is continuing or would result from the proposed Loan; and

b)	the representations and warranties contained in Clause 18 (Representations and warranties) deemed to be repeated on those dates are true and correct in all material respects.

4.3     Waiver of conditions precedent

The conditions specified in this Clause 4 are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (upon approval by the Lenders, such approval not to be unreasonably withheld or delayed).

5         DRAWDOWN

5.1     Delivery of the Drawdown Notice

The Borrower may utilise the Facility by delivering to the Agent a duly completed Drawdown Notice no later than 10:00 hours (London time) three (3) Business Days prior to the proposed Drawdown Date.

5.2     Completion of the Drawdown Notice

Each Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:

a)	the proposed Drawdown Date is a Business Day within the Availability Period;

b)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

c)	the proposed Interest Period complies with Clause 10 (Interest Periods).

Only one (1) Loan may be requested in each Drawdown Notice. Not more than five (5) Loans may be outstanding at the same time.

5.3     Currency and amount

a)	The currency specified in a Drawdown Notice must be NOK or USD.

b)

The amount of a proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of NOK 10,000,000, and NOK 5,000,000 multiples thereafter, or the corresponding amount in USD, or, if less, the Available Facility.

c)	The amount outstanding under all of the Loans, including any proposed Loans shall, at no time exceed the Total Commitments.

5.4     Lenders' participation

Upon receipt of a Drawdown Notice, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender's participation in such Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 11:00 hours (London time) on the relevant Drawdown Date make available to the Agent for the account of the Borrower an amount equal to its participation in such Loan to be advanced pursuant to the Drawdown Notice.

6         SELECTION OF CURRENCIES

6.1     Selection of Currencies

The Borrower may from time to time select in a written notice by way of a Selection Notice to the Agent given not later than 11.00 a.m on the Quotation Day for the relevant Interest Period that a Loan shall be denominated for the next Interest Period (which may include the first Interest Period) in an Optional Currency.

6.2     Unavailability of a currency

If (i) a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required, or (ii) a Lender notifies the Agent that to make an advance in that Optional Currency would contravene a law or regulation applicable to it, then the Agent will promptly give notice to the Borrower to that effect. In this event any Lender that gives notice pursuant to this Clause 6.1 will be required to participate in the Loan during the relevant Interest Period in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3     Change of currency

If a Loan is to be denominated in different currencies during two successive Interest Periods the following shall apply:

a)

If the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Facility at the Agent's Spot Rate of Exchange two (2) Business Days before the first day of the second Interest Period;

b)	If the currency for the second Interest Period is the Base Currency, the amount of the Facility will be equal to the Base Currency Amount;

c)	The Borrower shall repay the facility on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

d)	The Lenders shall re-advance the Facility in the new currency in accordance with Clause 6.4;

The Agent shall

e)

Apply the amount to be re-advanced by the Lenders under Clause 6.3 d) (or so much of that amount as is necessary) in or towards the purchase of an amount in the currency in which the Facility is outstanding for the first Interest Period; and

f)	Use the amount it purchases in or towards satisfaction of the Borrower's obligations under Clause 6.3 c)

If the amount purchased by the Agent under Clause 6.3 e) is less than the amount required to be prepaid by the Borrower, the Agent shall promptly notify the Borrower and the borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (for the account of the Lenders) (in the currency of the Loan for the first Interest Period) equal to the difference.

If any part of the amount to be re-advanced by the Lenders under Clause 6.3 d) is not needed to purchase the amount required to be repaid by the Borrower, the Agent shall promptly notify the Borrower and pay the Borrower on the last day of the first Interest Period that part of that amount (in the new currency).

6.4     Same Optional Currency during successive Interest Periods

If the Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Loan in the Optional Currency for the second of this Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of the Facility at the Agent's Spot Rate of Exchange two (2) Business Days before the first day of the second Interest Period) and (subject to Clause 6.4 (ii)):

(i)

If the amount calculated is less than the existing amount of the Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower and the Borrower shall pay to the Agent (for the account of the Lenders), on the last day of the first Interest Period, and amount equal to the difference; or

(ii)

If the amount calculated is more than the existing amount of the Loan in the Optional Currency during the first Interest Period, if no Event of Default is continuing, each Lender shall, on the last day of the first Interest Period, pay to the Borrower through the Agent its participation in an amount equal to the difference.

6.5     Agent's calculations

All calculations made by the Agent under this Clause 6 will take into account any repayment or prepayment of the Loan to be made on the last day of the first Interest Period.

7        REPAYMENT

7.1     Repayment and roll-over of Loans

The Borrower shall repay each Loan in full on the Repayment Date for that Loan. The Borrower may re-borrow amounts repaid pursuant to this Clause 7.1 in accordance with the terms of this Agreement, however so that where a Loan (the "New Loan") is subject to and in accordance with the other terms of this Agreement, to be made on a day on which another Loan (the "Maturing Loan") is due to be repaid, then:

a)	the Maturing Loan shall be deemed to be repaid on its Repayment Date to the extent that the amount of the New Loan is equal to or greater than the amount of the Maturing Loan; and

b)

to that extent, the amount of the New Loan shall be deemed to have been credited to the account of the Borrower, and the Lenders shall only be obliged to make available an amount equal to the amount by which the New Loan exceeds the Maturing Loan.

7.2     Final repayment

The Borrower shall repay all Loans and all other amounts outstanding under this Agreement in full on the Final Maturity Date.

8         PREPAYMENT AND CANCELLATION

8.1     Mandatory prepayment — Total Loss or sale

If a Vessel is sold or becomes a Total Loss, and the Fleet Market Value after such sale or Total Loss is below 200% of the aggregate outstanding amount under this Agreement, then the proceeds of such sale or total loss shall be applied towards the repayment of the outstanding Loans, to ensure that the Fleet Market Value again is above 200% of the aggregate outstanding Loans:

a)	in case of a sale, on or before the date on which the sale is completed by delivery of the relevant Vessel to the buyer; or

b)

in the case of a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date and the receipt by the Agent (on behalf of the Finance Parties) of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of such Vessel, immediately after the occurrence of such requisition of title).

If the Fleet Market Value is above 200% of the aggregate outstanding Loans under this Agreement following a sale or Total Loss, no prepayment shall be required.

8.2     Mandatory prepayment — withdrawal of Security Interest

If the Security Interest over a Vessel created by the Finance Documents is withdrawn or cancelled, such share of the Facility relating to that Vessel proportionate to its Market Value shall be prepaid in full at the date of withdrawal or cancellation of such Security Interest.

8.3     Mandatory prepayment — illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

b)

the Agent shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same) upon receipt of notification in accordance with paragraph a) above; and

c)	upon the Agent notifying the Borrower, that Lenders' Commitment and participation in such Loan will be immediately cancelled; and

d)

the Borrower shall prepay that Lender's participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.4     Mandatory prepayment / reduction — Disagio

In the event any or all of the Facility is drawn in USD, and the aggregate outstanding amount under this Agreement due to disagio is more than 5% above the Total Commitments when applying the Agent's Spot Rate of Exchange, the Borrower shall prepay such amount in such way that the aggregate outstanding amount under this Agreement when converted to NOK is at or below the Total Commitments after such prepayment/reduction.

8.5     Mandatory prepayment - Market Value

If, at any time following the date of this Agreement, the Fleet Market Value is lower than one hundred and forty per cent. (140%) of the aggregate of outstanding Loans under this Agreement, the Borrower shall within 10 days either (i) provide such additional security as the Agent (on behalf of the Finance Parties) may in its sole discretion accept, or (ii) prepay such amount of the Loans as may be necessary to ensure that the Fleet Market Value equals no less than one hundred and forty per cent. (140%).

8.6     Voluntary prepayment

The Borrower may, if it gives the Agent not less than five (5) Business Days prior notice, prepay the whole or any part of a Loan (but if in part, being an amount of minimum NOK 10,000,000, and multiples of NOK 5,000,000 thereafter).

8.7     Voluntary cancellation

The Borrower may, if it gives the Agent not less than five (5) Business Days prior notice, cancel in whole or in part the amount of the Total Commitments undrawn at the date on which such cancellation is to be effective (but if in part, being an amount of minimum NOK 10,000,000, and multiples of NOK 5,000,000 thereafter).

8.8     Terms and conditions for prepayments and cancellation

8.8.1     Irrevocable notice

Any notice of prepayment or cancellation by the Borrower under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made.

8.8.2     Additional payments

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid together with any Break Costs.

8.8.3     Time of prepayment and cancellation

The Borrower shall not repay or prepay all or any part of any Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.8.4     No reinstatement

No amount of the Total Commitments cancelled or reduced under this Agreement may subsequently be reinstated.

8.8.5     No re-borrowing

Any amount prepaid pursuant to Clause 8.1, save for Clause 8.6 (Voluntary prepayment) may not be re-borrowed.

8.8.6     Forwarding of notice of prepayment and cancellation

If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.

8.8.7 Application

Any amount prepaidor cancelled shall be applied against the remaining Total Commitment in inverse order of maturity and shall, save for Clause 8.6 (Voluntary prepayment), reduce rateably each Lenders' Commitment.

9                  INTEREST

9.1              Calculation of interest

The rate of interest for each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

a)	the Applicable Margin; and

b)	NIBOR or, if the Loan is denominated in USD, LIBOR.

Interest accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days.

It is not possible to calculate the effective annual interest rate for the Loan in advance. The effective annual interest rate will change over the term of the Facility, subject to changes in the underlying variable parameters, of which most important is the reference interest rate, the outstanding Loan and Interest Period of outstanding Loan, and (as the case may be) the Borrower's actual utilisation of the Facility. Thus the below calculation of effective annual interest rate pursuant to the Norwegian Financial Agreement Act 1999 serve as example only.

Assumptions: Full utilization of the Total Commitments in NOK and 6 months NIBOR was at 19 September 2012 2.21 % per annum. Provided unaltered NIBOR and Applicable Margin of 2.75% for the duration of the aggregate Loan, the effective annual interest rate, inclusive of fees, will be 5.418 % per annum.

9.2        Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date (and if the Interest Period is longer than six (6) months, on the date falling at six (6) monthly intervals after the first day of the Interest Period).

9.3        Default interest

In the event, for any reason, of delayed payment of any of the Borrower's payment obligations under this Agreement, the Borrower shall pay, forthwith on demand from the Agent, interest on any such overdue amount at the applicable rate of interest for such amount (e.g. one (1), three (3) or six (6) months NIBOR or LIBOR, as the case may be) plus the Applicable Margin plus two hundred (200) basis points per annum, calculated from the due date to the actual date of payment.

For the avoidance of doubt, any amount payable by the Borrower under this Agreement shall be deemed overdue if an Event of Default has occurred and is continuing under the Agreement, and notice thereof has been sent to the Borrower.

Interest on delayed payments shall be calculated on the basis of actual days elapsed and a year of three hundred and sixty (360) days and shall be paid together with the overdue amount.

9.4        Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10         INTEREST PERIODS

10.1     Selection of Interest Periods

a)	The Borrower may select an Interest Period for a Loan in the Drawdown Notice for that Loan, or in case a drawing has already been made, in a Selection Notice.

b)

The Borrower may select an Interest Period of one (1), three (3) or six (6) months or any such other period agreed between the Borrower and the Agent (on behalf of the Lenders). No more than three one (1) months Interest Periods may be selected by the Borrower in each twelve (12) month period during the term of the Facility.

c)	If an Interest Period for a Loan would otherwise overrun the Final Maturity Date, such Interest Period shall be shortened so that it ends on the Final Maturity Date.

d)	Each Interest Period for a Loan shall start on the relevant Drawdown Date.

10.2     Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3     Notification of Interest Periods

The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 10.

11         CHANGES TO THE CALCULATION OF INTEREST

11.1     Market disruption

a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling 10 Business Days after the Quotation Day (or, if earlier, on the date falling 20 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

b)	In this Agreement, "Market Disruption Event" means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR or NIBOR (as the case may be) is not available; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent. (50.00%) of that Loan) that the cost to it or them of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or NIBOR (as the case may be).

11.2     Alternative basis of interest or funding

a)

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

b)	Any alternative basis agreed pursuant to paragraph a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.3     Break Costs

The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than an agreed day for such Loan or Unpaid Sum.

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost.

12         FEES

12.1     Commitment fee

The Borrower shall from 31 August 2012 until the expiry of the Availability Period pay to the Agent (for distribution to the Lenders) a commitment fee corresponding to 0.500/0 per annum on any undrawn and un-called amounts (at any time) of the Total Commitments.

The accrued commitment fee is payable quarterly in arrears and at the Final Maturity Date. Accrued commitment fee shall also be payable on the cancelled amount of any Commitment at the date such cancellation comes into effect.

12.2 Agency Fee

The Borrower shall pay to the Agent an agency fee in the amount of NOK 300,000 per annum, first time on the date of signing of this Agreement and on each anniversary thereafter until the Final Maturity Date.

12.3     Flat Fee

A non-refundable flat fee, earned at acceptance of the firm offer letter, in an amount corresponding to 0.90% flat of the Total Commitments, shall be payable by the Borrower to the Agent (for further distribution to the Lenders as separately agreed with the Agent) latest on the date of signing of this Agreement, or if relevant, upon cancellation of the Facility, for further distribution to the Lenders as separately agreed with the Agent.

12.4 Arrangement Fee

A non-refundable arrangement fee at 0.25% flat calculated on the Total Commitments shall be payable by the Borrower to the Arranger on the date of signing of this Agreement, or, if relevant, upon cancellation of the Facility.

13        TAX GROSS-UP AND INDEMNITIES

13.1 Taxes

13.1.1 No withholding

All payments by the Borrower under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.

13.1.2 Tax gross-up

The Borrower shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Lender.

If a Tax deduction or withholding is required by law to be made by the Borrower:

a)

the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

b)	the Borrower shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.

Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority. If the Borrower makes any deduction or withholding from any payment under or pursuant to any of the Finance Documents, and a Lender subsequently receives a refund or allowance from any tax authority which that Lender at its sole discretion identifies as being referable to that deduction or withholding, that Lender shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain the refund or allowance, and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made. Nothing in this Clause shall be interpreted as imposing any obligation on any Lender to apply for any refund or allowance nor as restricting in any way the manner in which any Lender organises its tax affairs, nor as imposing on any Lender any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations. All costs and expenses incurred by any Lender in obtaining or seeking to obtain a refund or allowance from any tax authority pursuant to this Clause shall be for the Borrower's account.

13.2     Tax indemnity

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines and documents will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under Clause 13.1.2 (Tax gross-up).

13.3    VAT

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

14        INCREASED COSTS

14.1     Increased Costs

The Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.

In this Agreement, the term "Increased Costs" means:

a)	a reduction in the rate of return from the Facility or on a Finance Party's (or its affiliate's) overall capital;

b)	an additional or increased cost; or

c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

A Finance Party intending to make a claim pursuant to this Clause 14.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.

14.2     Exceptions

Clause 14.1 (Increased Costs) does not apply to the extent any Increased Costs is:

a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;

b)	compensated for by Clause 13.1.2 (Tax gross-up) or Clause 13.2 (Tax Indemnity); or

c)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

15        OTHER INDEMNITIES

15.1     Currency indemnity

If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

a)	making or filing a claim or proof against the Borrower;

b)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2     Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any costs, loss or liability incurred by that Finance Party as a result of:

a)	the occurrence of any Event of Default;

b)

a failure by the Borrower to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

c)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Drawdown Notice if such drawdown is not effected by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3     Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

a)	investigating any event which it reasonably believes is a possible Event of Default; or

b)	acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.

16        COSTS AND EXPENSES

16.1     Transaction expenses

The Borrower shall promptly on demand pay to the Agent and the Arranger the amount of all costs and expenses (including internal and external legal fees/costs, collateral fees, also including all out-of-pocket expenses such as travel, telephone, fax, postage, printing and courier deliveries) reasonably incurred by any of them in connection with the negotiation, preparation, perfection, execution, registration, distribution of information under and syndication of:

a)	this Agreement and any other documents referred to in this Agreement; and

b)	any other Finance Documents executed after the date of this Agreement. 16.2 Amendment and enforcement costs, etc

The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

a)	the granting of any release, waiver or consent under the Finance Documents;

b)	any amendment or variation of any of the Finance Documents; and

c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

16.3     Survival of termination

The Borrower's obligation to pay any fees and expenses under any of the Finance Document shall survive the termination date of this Agreement, and shall be payable whether or not any drawing is made, or any Loan is ever advanced.

17         SECURITY

17.1     Security — Loans

The Borrower's obligations and liabilities under this Agreement, including (without limitation) the Borrower's obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Lenders and the Agent in connection with this Agreement, shall at any time until all amounts due to the Lenders and the Agent hereunder have been paid and/or repaid in full, be secured by:

a)	the Parent Guarantee;

b)	the Mortgages;

c)	the Assignments of Insurances;

d)	the Factoring Agreement; and

e)	the Earnings Account Pledge

The Borrower undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) on or about the date of this Agreement, legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.

17.2     Security - Swap Agreement

The Borrower's obligations and liabilities under the Swap Agreement, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Swap Bank in connection with the Swap Agreement, shall at any time until all amounts due to the Swap Bank under the Swap Agreement have been paid and/or repaid in full, be secured by the Security Documents set out in Clause 17.1 (Security - Loans) above, provided that the Swap Bank's rights under such Security Documents shall rank after the other Finance Parties' rights under the Security Documents. In the event that the Mortgages over the Vessels are discharged, the Borrower shall be entitled to continue any swap agreement/swap transaction if it offers the Agent satisfactory alternative security for same.

18        REPRESENTATIONS AND WARRANTIES

18.1     Representations and warranties by the Borrower

The Borrower represents and warrants to each Finance Party as follows:

18.1.1 Status

The Borrower is a private limited liability company, duly incorporated and validly existing under the laws of Norway and has the power to own its assets and carry on its business as it is currently being conducted. The Borrower is wholly owned, directly or indirectly, by the Parent Guarantor.

The Parent Guarantor is duly incorporated and validly existing under the laws of the State of Delaware and has the power to own its assets and carry on its business as it is currently being conducted

18.1.2 Binding obligations

The Finance Documents to which any of the Borrower and/or the Parent Guarantor is a party constitute legal, valid, binding and enforceable obligations, and save as provided herein or therein and/or as have been or shall be completed prior to the relevant Drawdown Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Borrower and/or the Parent Guarantor (as the case may be), and in respect of the Vessels, for the Mortgages to constitute valid and enforceable first priority mortgages over the Vessels.

18.1.3 No conflict with other obligations

The entry into and performance by each of the Borrower and the Parent Guarantor of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

a)	any law or regulation or any order or decree of any governmental agency or court by which it is bound;

b)	any constitutional documents of the Borrower and/or the Parent Guarantor (as the case may be); or

c)	any agreement or document to which any of them is a party or by which any of them or any of their assets are bound.

18.1.4 Power and authority

Each of the Borrower and the Parent Guarantor have the power to enter into, perform and deliver, and have taken all necessary actions to authorise its entry into, performance and delivery of, the Finance Documents to which any of them is a party and the transactions contemplated by those Finance Documents.

18.1.5 Authorisations and consents

All authorisations, approvals, consents and other matters, official or otherwise, required by the Borrower and/or the Parent Guarantor in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect.

18.1.6 Taxes

Each of the Borrower and the Parent Guarantor have complied with all material taxation laws in all jurisdictions where it is subject to taxation and have paid all material Taxes and other amounts due to governments and other public bodies. No claims are being asserted against any of them with respect to any Taxes or other payments due to public or governmental bodies. None of the Borrower or the Parent Guarantor is required to make any withholdings or deductions for or on account of Tax from any payment any of them may make under any of the Finance Documents.

18.1.7 No Default

No Event of Default is continuing or might reasonably be expected to result from the making of any Loan. No other event or circumstances is outstanding which constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or any combination of the foregoing) might constitute a default under any other agreement or instrument which is binding on the Borrower or the Parent Guarantor or to which the Borrower's or the Parent Guarantor's assets are subject which might have a Material Adverse Effect.

18.1.8 No misleading information

Any factual information, documents, exhibits or reports relating to the Borrower and/or the Parent Guarantor and which have been furnished to the Finance Parties by or on behalf of the Borrower or the Parent Guarantor (as the case may be) are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect.

18.1.9 Original Accounts

a)

Complete and correct. The Original Financial Statements fairly and accurately represent the assets, liabilities and the financial condition of the Borrower and the Parent Guarantor (on a consolidated basis), and have been prepared in accordance with the Accounting Principles consistently applied.

b)

No undisclosed liabilities. As of the date of the Original Financial Statements, none of the Borrower or the Parent Guarantor had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements or in the notes thereto.

c)

No material change. Since the date of the Original Financial Statements, there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower and/or the Parent Guarantor.

18.1.10 Pad passu ranking

The Borrower's and/or the Parent Guarantor's (as the case may be) payment obligations under the Finance Documents rank at least pad passu with the claims of all their other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

18.1.11 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or (to the best of the Borrower's knowledge and belief) threatened against the Borrower and/or the Parent Guarantor.

18.1.12 No immunity

The execution and delivery by the Borrower and/or the Parent Guarantor (as the case may be) of each Finance Document to which any of them is a party constitute, and their exercise of their respective rights and performance of their respective obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and none of the Borrower or the Parent Guarantor will (except for bankruptcy or any similar proceedings) be entitled to claim for themselves or any or all of their assets immunity from suit, execution, attachment or other legal process in any other proceedings taken in Norway and/or the United States of America (as the case may be) in relation to any Finance Document.

18.1.13 No winding-up

None of the Borrower or the Parent Guarantor have taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against any of them for their reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any of them or any or any of their assets.

18.1.14 Environmental compliance

The Borrower and the Parent Guarantor (as the case may be) have performed and observed in all material respects all Environmental Laws, Environmental Approvals and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

18.1.15 Environmental Claims

No Environmental Claim has been commenced or (to the best of the Borrower's knowledge and belief) is threatened against the Borrower or the Parent Guarantor where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect.

18.1.16 ISM Code and ISPS Code Compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Parent Guarantor, the Managers and the Vessels have been complied with in all material respects.

18.1.17 The Vessels

The Vessels (save for the Newbuild) will on the first Drawdown Date be:

a)

in the absolute ownership of the Borrower free and clear of all encumbrances (other than current crew wages and the Mortgages) and the Borrower will be the sole, legal and beneficial owners of the Vessels;

b)	registered in the name of the relevant Borrower with the Norwegian International Ship Registry under the laws and flag of Norway;

c)	operationally seaworthy in every way and fit for service; and

d)	classed with DnV (or such other classification society as acceptable to the Agent), free of all overdue requirements and recommendations.

18.1.18 No money laundering

The Borrower is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which any of the Borrower and/or the Parent Guarantor is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (91/308/EEC) and Directive 2001/97 of the European Parliament and of 4 December 2001 amending Council Directive 91/308 and Directive 2005/60/EC), and each of the Borrower and the Parent Guarantor will comply with all applicable laws and regulations relating to corruption and bribery.

18.2 Repetition

The representations and warranties set out in this Clause 18 are deemed to be made by the Borrower on the date of this Agreement and shall be deemed to be repeated with reference to the facts and circumstances then existing:

a)	on the date of a Drawdown Notice;

b)	on each Drawdown Date;

c)	on the first day of each Interest Period; and

d)

in each Compliance Certificate forwarded to the Agent pursuant to Clause 19.1.2 (Compliance certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

19     INFORMATION UNDERTAKINGS

19.1 General

The Borrower gives the undertakings set out in this Clause 19 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

19.1.1 Financial statements

The Borrower shall supply to the Agent in sufficient copies for all of the Lenders:

a)

as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its financial years its and the Parent Guarantor's audited consolidated and unconsolidated financial statements for that financial year; and

b)

as soon as the same become available, but in any event within sixty (60) days after the end of the financial 2nd quarter its and the Parent Guarantor's consolidated unaudited financial statements for that half-year.

19.1.2 Compliance Certificate

The Borrower shall supply to the Agent, with each set of semi-annual financial statements delivered pursuant to Clause 19.1.1 b) (Financial statements), a Compliance Certificate signed by an authorised officer of the Borrower and the Parent Guarantor setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date at which those financial statements were drawn up, and annually the Fleet Market Value, including a breakdown of each Vessel's Market Value evidencing compliance with Clause 22.1.3.

19.1.3 Requirements as to financial statements

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower and the Parent Guarantor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its (or the Parent Guarantor's (as the case may be)) auditors deliver to the Agent:

a)

a description of any change necessary for those financial statements to reflect the
Accounting Principles, accounting practices and reference periods upon which the Borrower's or the Parent Guarantor's (as the case may be) Original Financial Statements were prepared; and

b)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Borrower's or the Parent Guarantor's (as the case may be) Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.1.4 Information — miscellaneous

The Borrower shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower and/or the Parent Guarantor, and which might, if adversely determined, have a Material Adverse Effect; and

b)

promptly, such further information regarding the business, operations, assets and conditions (financial or otherwise) of the Borrower and the Parent Guarantor as any Finance Party (through the Agent) may reasonably request without breach of confidentiality, including all documents dispatched by the Borrower and the Parent Guarantor to its shareholders or its creditors generally.

19.1.5 Notification of default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.1.6 Notification of Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

a)	if any Environmental Claim has been commenced or (to the best of the Borrower's knowledge and belief) is threatened against the Borrower, the Parent Guarantor or a Vessel; and

b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower, the Parent Guarantor or any of the Vessels,

where the claim would be reasonably likely, if determined against the Borrower, the Parent Guarantor or any of the Vessels, to have a Material Adverse Effect.

19.1.7 Publications

The Agent shall have the right, at its own expense, to publish information about its participation in and the agency and arrangement of the Facility and for such purpose use the Borrower's and/or the Parent Guarantor's logo and trademark in connection with such publications, provided the Agent receives the Borrower's and/or the Parent Guarantor's prior written consent concerning use of the logo and trademark.

20         FINANCIAL COVENANTS

20.1     Interest Coverage — Parent Guarantor

The ratio of EBITDA to Interest Expense of the Parent Guarantor on a consolidated basis shall at all times be no less than 2.25 : 1.00.

20.2     Total Debt to EBITDA — Parent Guarantor

The ratio of Total Debt to EBITDA of the Parent Guarantor on a consolidated basis shall at no time exceed 5.00 : 1.00

20.3     Minimum Book Equity Ratio — Parent Guarantor

The Book Equity of the Parent Guarantor on a consolidated basis shall at all times be minimum 35% of the book value of its Total Assets.

20.4 Amendments to the Financial Covenants

The Parent Guarantor shall confirm that the above financial covenants are the applicable covenants in its other debt facility agreements as of the date of this Agreement.

The Borrower agrees and acknowledge that the Finance Parties shall have the right to introduce (or amend) such other financial covenants as the Parent Guarantor have in its other debt facility agreements in such way that the Finance Parties have the same covenant set(s) as the other lenders to the Parent Guarantor or its Subsidiaries.

20.5     Change of Accounting Principles

For the purpose of this Clause 20, all calculations shall be conducted in accordance with the Accounting Principles from time to time. If the Agent believes that the definitions and/or the financial covenants set out in this Clause 20 need to be amended as a result of any change of Accounting Principles, determination or requirement, the Borrower shall negotiate with the Agent acting on the instructions of the Lenders in good faith to amend the existing definitions and/or financial covenants so as to provide the Lenders with substantially the same protections as the definitions and/or financial covenants set out in this Clause 20 (but which are not materially more onerous for the Borrower).

21     GENERAL UNDERTAKINGS

21.1 General

The Borrower gives the undertakings set out in this Clause 21 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

21.1.1 Authorisations etc. The Borrower shall promptly:

a)	obtain, comply and do all that is necessary to maintain in full force and effect; and

b)	supply certified copies to the Agent (if so requested) of,

any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it or the Parent Guarantor to perform their respective obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in their respective jurisdictions of incorporation of any Finance Document.

21.1.2 Compliance with laws

The Borrower shall comply and shall procure the compliance by the Parent Guarantor in all respects with all laws to which any of them may be subject, if failure so to comply would materially impair their ability to perform their respective obligations under the Finance Documents.

21.1.3 Pari passu ranking

The Borrower shall ensure and procure that the Parent Guarantor ensure that their obligations under the Finance Documents do and will rank at least pari passu with all their other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.

21.1.4 Title

The Borrower will hold legal title to and own the entire beneficial interest in the Vessels, the Insurances, the Earnings Accounts and the Earnings, free of all Security Interest and other interests and rights of every kind, except for those created by the Finance Documents and as set out in Clause 21.1.5 (Negative pledge).

21.1.5 Negative pledge

The Borrower shall not, create or permit to subsist any Security Interest over the Vessels, the Insurances, the Earnings Account or the Earnings, other than:

a)	Security Interest under the Security Documents;

b)	Security Interests arising in the ordinary course of business by operation of law and securing obligations not more than 30 days overdue; and

c)	Security Interests consented to in writing by the Agent (acting upon instructions from the Majority Lenders).

21.1.6 Change of business

Neither the Borrower nor the Parent Guarantor will make any major changes to their respective businesses as presently conducted, without the prior written consent of the Agent (on behalf of the Finance Parties).

21.1.7 No mergers etc.

The Borrower shall not and shall procure that the Parent Guarantor shall not, enter into any merger, amalgamation, consolidation with or into any other person or be the subject of reconstruction (in each case except where the Borrower or the Parent Guarantor (as the case may be) is the surviving entity) or any de-merger, split-up, divest or similar actions, without the prior written consent of the Agent (on behalf of the Finance Parties).

21.1.8 Environmental compliance

The Borrower shall (and shall procure that the Parent Guarantor will) comply in all material respects with all Environmental Laws subject to the terms and conditions of any Environmental Approval and obtain and maintain any Environmental Approval.

21.1.9 Commercial management

The Borrower shall procure that the Commercial Managers shall remain the commercial manager of the Vessels and shall continue to be commercial manager of the Vessels and there shall be no change to such commercial management without the prior written consent of the Agent.

21.1.10 Ownership

The Borrower shall remain 100% owned, directly or indirectly, by the Parent Guarantor. There shall be no change of ownership of the Borrower without the prior written consent of the Agent (on behalf of the Finance Parties).

The Lenders accept that GulfMark Norge AS shall become the sole shareholder of the Borrower within 31 December 2012. GulfMark Norge AS to be wholly owned by the Parent Guarantor.

21.1.11 Listing

The Parent Guarantor shall remain listed on the New York Stock Exchange or another recognized stock exchange.

21.1.12 Substitute Vessels

It is agreed and acknowledged that the Borrower may request amendments to the list of Vessels set out at Schedule 2, by substituting one or more of the Vessels set out therein (the "Original Vessel") with a new vessel (the "New Vessel").

Any such request shall be considered by the Agent (on behalf of the Finance Parties) acting reasonably, and subject to the Agent (on behalf of the Finance Parties) being satisfied that the New Vessel is;

(i)	an offshore PSV or AHTS vessel of the Borrower's usual standard and quality;

(ii)	registered in an acceptable registry and classed with an acceptable classification society;

(iii)	not built before 2007 nor older than 2 years compared to the Original Vessel it substitutes; and

(iv)	have a Market Value that is not less than 90% of the Market Value of the Original Vessel it substitutes.

Further, the Borrower, as owner of the New Vessel shall grant security over the New Vessel (including mortgage and assignment of insurances) equivalent to the other Security Documents, and the Agent (on behalf of the Finance Parties) shall receive such conditions precedent (including corporate authorizations, legal opinions and vessel documentation) as it may reasonably require.

Upon satisfaction of the foregoing in this Clause 21.1.12 the Agent (on behalf of the Finance Parties) shall consent to such substitution and the definition of the "Vessels" shall be amended accordingly.

21.1.13 Newbuild

The Borrower undertakes to take delivery of the Newbuild in accordance with the term of its shipbuilding contract, and undertakes that prior to delivery of the Newbuild the Agent shall be provided with such conditions precedent documentation as it may reasonably require, including an executed Mortgage, vessel documentation and evidence of perfection of the Assignment of Insurances in respect of the Newbuild. Upon delivery of the Newbuild it shall be registered in the name of the Borrower in the Norwegian International Ship Registry or such other registry as the Agent (on behalf of the Finance Parties) shall approve together with the first priority Mortgage in favour of the Agent (on behalf of the Finance Parties).

21.1.14 Earnings Accounts

The Borrower shall procure that all Earnings are credited to the Earnings Accounts. All Earnings Accounts are to be held with the Agent.

21.1.15 Swap Bank - First right of refusal

The Swap Bank shall have a the first right of refusal in relation to any interest hedging or other derivatives products, on competitive terms, in relation to the Vessels and/or the Facility.

21.1.16 Transactions with affiliates

Any transactions or agreements between the Borrower and the Parent Guarantor, and between the Borrower and any Subsidiary of the Borrower and/or the Parent Guarantor is to be entered into on commercial terms and not less favourable than would have prevailed in arm's length transaction(s ) with a third party. All such transactions shall comply with all applicable provisions of corporate law and other laws applicable to such transactions.

22     VESSEL COVENANTS

22.1 General

The Borrower gives the undertakings set out in this Clause 22 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

22.1.1 Insurance

a)

The Borrower shall maintain or ensure that the Vessels are insured against such risks, including but not limited to, Hull and Machinery, Protection & Indemnity (including maximum cover for pollution liability), Hull Interest, Freight Interest and War Risk (including acts of terrorism and piracy) insurances, in such amounts, on such terms and with such insurers, brokers and clubs as the Agent shall approve.

b)

The agreed insurable value for each Vessel shall be at least equal to eighty per cent. (80.00%) of its Market Value. The aggregate agreed insurable value of all Vessels shall be at least equal to the higher of the Fleet Market Value and one hundred and twenty per cent. (120.00%) of the Total Commitments.

c)

The value of the Hull and Machinery insurance for each Vessel shall cover at least seventy five per cent. (75.00%) of the aggregate insurance value of that Vessel, while the remaining cover may be taken out as Hull Interest and/or Freight Interest Insurance.

d)

The Borrower shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers.

e)

Not later than ten (10) days prior to the expiry date of the relevant Insurances the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph a) have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) have been noted by the relevant insurers.

f)

If any of the Insurances referred to in paragraph a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall not cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, unless the Agent is provided with a written notice 14 days prior to such cancellation.

g)

The Borrower shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

h)

The Agent shall, for the account of the Borrower, take out a Mortgagee's Interest Insurance (MII) and may, for the account of the Borrower, take out Mortgagee's Additional Perils Insurance (MAPI) (covering one hundred and twenty per cent. (120.00%) of the Total Commitments.

i)	The Agent may, for the account of the Borrower, obtain an insurance report from an independent insurance consultant.

j)	The Borrower will not make any change to the Insurances described under paragraph a) above without the prior written consent of the Agent (on behalf of the Lenders).

22.1.2 Classification and repairs

The Borrower shall keep the Vessels in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

a)	so as to maintain its class at the highest level with DnV or another classification society approved by the Agent, free of overdue recommendations and qualifications; and

b)

so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the relevant flag state of the Vessels or to vessels trading to any jurisdiction to which the Vessels may trade from time to time.

22.1.3 Appointment of Managers etc.

The Borrower shall not without the prior written consent of the Agent:

a)	appoint a Technical Manager for a Vessel that is not acceptable to the Agent; or

b)	change the classification society of any Vessel

22.1.4 Notification of certain events

The Borrower shall immediately notify the Agent of:

a)	any accident to a Vessel involving repairs where the costs will or is likely to exceed NOK 20,000,000(or the equivalent in any other currency);

b)

any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately or within the relevant time limit, if any;

c)	any exercise or purported exercise of any lien on any Vessel, the Earnings or the Insurances;

d)	any occurrence as a result of which a Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

e)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrower, the Parent Guarantor or otherwise in connection with a Vessel.

22.1.5 Operation of the Vessels

a)

The Borrower shall comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessels, their ownership, operation and management or to the business of the Borrower and/or the Parent Guarantor and shall not employ any Vessel nor allow its employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(ii)

in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel unless the Borrower or the Parent Guarantor have (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

Without limitation to the generality of this Clause 22.1.5, the Borrower shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

22.1.6 ISM Code compliance The Borrower will:

a)	procure that the Vessels remain subject to a SMS for the duration of the Facility;

b)	procure that a valid and current SMC is maintained for the Vessels for the duration of the Security Period;

c)	if not itself, procure that the Technical Managers of the Vessels maintains a valid and current DOC for the duration of the Security Period;

d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of any Vessel or of the DOC of any of the Technical Managers; and

e)

immediately notify the Agent in writing of any "accident" or "major non-conformity", each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

22.1.7 Inspections and class records

a)

The Borrower shall permit, and shall procure that any charterers permit, one person appointed by the Agent and/or each of the Lenders (for the account of such Lender(s)) to inspect the Vessels once a year for the account of the Borrower upon the Agent giving prior written notice.

b)

The Borrower shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessels.

22.1.8 Surveys

The Borrower shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the relevant flag state of the Vessels and to supply or cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however limited to once a year.

22.1.9 Arrest

The Borrower shall or shall procure that the Parent Guarantor shall, promptly pay and discharge:

a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any Vessel, the Earnings or the Insurances;

b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessels, the Earnings or the Insurances; and

c)	all other outgoings whatsoever in respect of the Vessels, the Earnings and the Insurances,

and forthwith upon receiving a notice of arrest of a Vessel, or their detention in exercise or purported exercise of any lien or claim, the Borrower shall or shall procure that the Parent Guarantor shall, procure their release by providing bail or providing the provision of security or otherwise as the circumstances may require.

22.1.10 Total Loss

In the event that a Vessel shall suffer a Total Loss, the Borrower shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the Insurance proceeds shall be applied in prepayment of the relevant Loan in accordance with Clause 8.1 (Mandatory prepayment - Total Loss or sale).

22.1.11 Flag, name and registry

The Vessels shall at all times be registered in registries acceptable to the Agent (on behalf of the Finance Parties). The Borrower shall not, without the prior written consent of the Agent (on behalf of the Finance Parties), change the flag, name, class, class certification or registry of any of the Vessels.

22.1.12 Vessels' Market Value

The Fleet Market Value shall at all times be at least equal to 140% of the aggregate of outstanding Loans under this Agreement.

22.1.13 Vessel Market Value

The Fleet Market Value, including a breakdown of each Vessel's Market Value shall be determined and reported annually to the Agent (on behalf of the Finance Parties) with additional valuations in connection with sale or substitution of Vessels. In connection with a drawdown under this Agreement, the valuations collected to establish the Fleet Market Value shall not be older than 6 months. Valuations shall be for the cost of the Borrower

22.1.14 Management

The Technical Manager and the Commercial Manager of the Vessels shall at all times be performed by the Parent Guarantor or Subsidiaries of the Parent Guarantor.

23              EVENTS OF DEFAULT

23.1 General

Each of the events or circumstances set out in this Clause 23 is an Event of Default. 23.1.1 Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Borrower; and

b)	payment is made within three (3) Business Days of its due date.

23.1.2 Financial covenants

Any requirement in Clause 20 (Financial covenants) is not satisfied and this is continuing for more than ten (10) days.

23.1.3 Other obligations

a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1.1 (Non-payment) and 23.1.2 (Financial covenants)).

b)

No Event of Default under paragraph a) above in relation to Clause 22.1.9 (Arrest) will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.1.4 Misrepresentations

Any representation or statement made or deemed to be made by the Borrower or the Parent Guarantor in the Finance Documents or any other document delivered by or on behalf of the Borrower and/or the Parent Guarantor under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.1.5 Cross default

Any Financial Indebtedness of the Borrower, the Parent Guarantor and/or any of its Subsidiaries is not paid when due (or within any applicable grace period provided for in the original agreement, if any, evidencing the same) or becomes prematurely payable or capable of being prematurely declared payable as a consequence of a default with respect thereto or is cancelled or suspended by a creditor of the Borrower, the Parent Guarantor or any of its Subsidiaries, unless the aggregate amount of such Financial Indebtedness is less than USD 1,000,000 (or its equivalent in other currencies).

23.1.6 Insolvency

a)

Any of the Borrower or the Parent Guarantor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

b)	The value of the assets of the Borrower and/or the Parent Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).

c)	A moratorium is declared in respect of any indebtedness of the Borrower and/or the Parent Guarantor.

23.1.7 Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, cessation of business, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of the Borrower and/or the Parent Guarantor;

b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower and/or the Parent Guarantor;

c)	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of the Borrower and/or the Parent Guarantor; or

d)	enforcement of any Security Interest over any assets of the Borrower and/or the Parent Guarantor.

23.1.8 Creditor's process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower and/or the Parent Guarantor having an aggregate value of USD 1,000,000 (or its equivalent in other currencies) and is not discharged within thirty (30) days.

23.1.9 Unlawfulness

It is or becomes unlawful for the Borrower and/or the Parent Guarantor to perform any of their respective obligations under the Finance Documents.

23.1.10 Permits

Any licence, consent, permission or approval required in order to enforce, complete or perform any of the Finance Documents is revoked, terminated or modified having a Material Adverse Effect.

23.1.11 Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against the Borrower and/or the Parent Guarantor which might, if adversely determined, have a Material Adverse Effect.

23.1.12 Security Documents

Any of the Security Documents for any reason whatsoever becomes invalid, ineffective, illegal or for any other reason ceases to continue in full force and effect.

23.1.13 Change of control

There is a change of control in the Borrower without the prior written consent of the Agent (on behalf of the Finance Parties).

23.1.14 Material Adverse Effect

Any event or circumstance occurs which the Lender reasonably believe has or is reasonably likely to have a Material Adverse Effect.

23.2          Acceleration

Upon the occurrence of an Event of Default, the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Borrower:

a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

b)

declare that all or part of the Facility together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand; and/or

c)	start enforcement in respect of the Security Interests established by the Security Documents; and/or

d)

take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

24              CHANGES TO THE PARTIES

24.1          No assignment by the Borrower

The Borrower may not assign or transfer or have assumed any part of, or any interest in, its rights and/or obligations under the Finance Documents.

24.2 Assignments and transfers by the Lenders

A Lender (the "Existing Lender") may at any time assign, transfer or have assumed its rights or obligations under the Finance Documents (a "Transfer") to:

a)	another Existing Lender or an affiliate of an Existing Lender; or

b)	to another bank or financial institution; or

c)

with the approval of the Borrower (such approval not to be unreasonably withheld and shall not be required in case an Event of Default has occurred and is continuing) to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

24.3            Limitations of responsibility of Existing Lenders

24.3.1 Borrower's performance, etc

Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

b)	the financial condition of the Borrower;

c)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

d)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.

24.3.2 New Lender's own credit appraisal, etc

Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

a)

has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

b)

will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.3.3 Re-transfer to an Existing Lender, etc

Nothing in any Finance Document obliges an Existing Lender to:

a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

b)	support any losses directly or indirectly incurred by the New Lender by reason of the nonperformance by the Borrower of its obligations under the Finance Documents or otherwise.

24.4            Procedure for transfer

Any Transfer shall be effected as follows:

a)

the Existing Lender must notify the Agent of its intention to transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;

b)

subject to Clause 24.2 (Assignments and transfers by the Lenders), the Agent shall as soon as reasonable possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender; and

c)	subject to Clause 24.2 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.

24.5            Effects of the Transfer

On the Transfer Date:

a)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Borrower and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the "Discharged Rights and Obligations");

b)

the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

c)

the Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

d)	the New Lender shall become a Party as a "Lender".

24.6            Further assurances

The Borrower undertakes to procure that in relation to any Transfer, the Borrower shall (at its own cost) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.

24.7           Disclosure of information

Any Lender may disclose:

a)	to any of its affiliates and a potential assignee;

b)

to whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; and

c)	to whom, to the extent that, information is required to be discloses by any applicable law,

such information about the Borrower and the Finance Documents as that Lender shall consider appropriate.

25               ROLE OF THE AGENT AND THE ARRANGER

25.1            Appointment and authorisation of the Agent

a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2            Duties of the Agent

The Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the Agent's duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall:

a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent for the attention of that Party by another Party;

b)	supply the other Finance Parties with all material information which the Agent receives from the Borrower;

c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and

d)	from it receives sufficient information; promptly notify the Lenders of the occurrence of any Event of Default arising under Clause 23 (Events of Default).

25.3              Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4              Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

25.5              Business with the Borrower

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

25.6              Rights and discretions of the Agent

a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

b)	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 23.1.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

c)	The Agent may engage, pay for and rely on the advise or services of any lawyers, accountants, surveyors or other experts.

d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any of the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

25.7            Majority Lenders' instructions

a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Majority Lenders.

b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8            Responsibility for documentation

Neither the Agent nor the Arranger:

a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Borrower or any other person in or in connection with any Finance Document; or

b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.

25.9            Exclusion of liability

a)

Without limiting paragraph b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent may rely on this Clause.

c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

d)

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10 Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.11 Resignation of the Agent

a)	The Agent may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.

b)

Alternatively the Agent may resign by giving prior written notice to the other Finance Parties and the Borrower in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

e)	The Agent's resignation notice shall only take effect upon appointment of a successor.

f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

g)

After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph b) above. In this event, the Agent shall resign in accordance with paragraph b) above.

25.12 Confidentiality

a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13 Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):

a)	the financial condition, status and nature of the Borrower;

b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.14 Conduct of business of the Finance Parties No provision of this Agreement will:

a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or

c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26               SHARING AMONG THE FINANCE PARTIES

26.1            Payment to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

a)	the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

c)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partly payments).

26.2            Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3            Recovering Finance Party's rights

a)

On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4            Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5            Exceptions

a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the Borrower.

b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as s result of taking legal proceedings, if:

(i)	it notified that other Finance Party of the legal proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27              PAYMENT MECHANICS

27.1           Payments to the Agent

All payments by the Borrower or a Lender under the Finance Documents shall be made:

a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the Borrower or a Lender for this purpose; and

b)

for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

27.2           Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice.

27.3           Distributions to the Borrower

The Agent may (with the consent of the Borrower), apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.

27.4            Clawback

a)

Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5            Partial payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

27.6            Application following an Event of Default

On either (i) the completion of a sale of a Vessel, either by forced auction or private treaty, or (ii) the receipt of any monies by the Agent pursuant to the sale proceeds of such Vessel (as the case may be), such monies shall be applied in the following order:

a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or about incidental to the said sale;

b)

secondly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured on such Vessel;

c)	thirdly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents; and

d)	fourthly, the balance, if any to the Borrower or to its order.

27.7           No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8           Set-off by the Finance Parties

a)

A Finance Party may, to the extent permitted by law, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

b)

The Borrower hereby agrees and accepts that this Clause 27.8 shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law, that Section 29 of the FA Act shall not apply to this Agreement.

27.9           Payment on non-Business Days

a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.10 Currency of account The Borrower shall pay:

a)	any amount payable under this Agreement, except as otherwise provided for herein, in NOK; and

b)     all payments of costs and Taxes in the currency in which the same were incurred.

28               NOTICES

28.1           Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email, fax or letter. Any such notice or communication addressed as provided in Clause 28.2 (Addresses) will be deemed to be given or made as follows:

a)	if by letter, when delivered at the address of the relevant Party;

b)	if by fax, when received;

c)	if by email, when confirmed received.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

28.2 Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and fax number of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Agent:

If to the Agent:	DNB BANK ASA Shipping Offshore & Logistics, Bergen Lars Hilles gate 30 N-5020 Bergen, Norway Fax No: +47 55 21 19 24

If to the Borrower:	Gulfmark Rederi AS Strandgata 5 4307 Sandnes, Norway Att: Trond Forland Email: Trond@gulfmark.no and Att: Chrissy Gunderson Email: Chrissy.gunderson@gulfmark.com or any substitute address and/or fax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days' prior notice.

28.3     Communication with the Borrower

All communication from or to the Borrower shall be sent through the Agent.

28.4 Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

29     CALCULATIONS

All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days (or 365 days where applicable) and for the actual number of days elapsed. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrower in the absence of any manifest error.

30         MISCELLANEOUS

30.1     Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

30.2     Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.3 Amendments and waivers 30.3.1 Required consents

a)

Subject to Clause 30.3.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders and the Borrower and any such amendment will be binding on all Parties.

b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

30.3.2 Exceptions

An amendment to or waiver that has the effect of changing or which relates to:

a)	the definition of "Majority Lenders";

b)	an extension of the date of any payment of any amount under the Finance Documents;

c)	a reduction in Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

d)	an increase in or extension of any Commitment;

e)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

f)	a proposed substitution or replacement of the Borrower; or

g)	a change of Clauses 2.3 (Finance Parties' rights and obligations), 17 (Security), 22.1.1 (Insurance), 20 (Financial covenants), 24 (Changes to the Parties) and this Clause 30.3,

shall not be made without the prior written consent of all the Lenders.

An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

30.4            Disclosure of information and confidentiality

Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:

a)	is publicised by a Party as required by applicable laws and regulations;

b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to the such Party on a non-confidential basis prior to the disclosure thereof.

30.5            Conflicting provisions

In case of conflict between this Agreement and the terms of any of the Security Documents, the terms and conditions of this Agreement shall prevail.

31               GOVERNING LAW AND ENFORCEMENT

31.1           Governing law

This Agreement shall be governed by Norwegian law. 31.2 3urisdiction

a)

For the benefit of each Finance Party, the Borrower agrees that the courts of Bergen, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and the Borrower accordingly submits to the non-exclusive jurisdiction of the Bergen District Court (Bergen tingrett).

b)

Nothing in this Clause 31.2 shall limit the right of the Finance Parties to commence proceedings against the Borrower in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * *

This Agreement has been duly executed in two (2) original copies on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

 SCHEDULE 2

VESSELS

SCHEDULE 3

CONDITIONS PRECEDENT

1	CORPORATE AUTHORISATION

1.1	In respect of the Borrower:

a)	Certificate of Incorporation (firmaattest);

b)	Articles of Association (vedtekter);

c)	Resolutions passed at a board meeting of the Borrower evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)

the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf; and

d)	Power of Attorney (if applicable).

1.2	In respect of the Parent Guarantor:

a)	Certificate of Incorporation;

b)	Certificate of Goodstanding;

c)	Secretary's Certificate;

d)	Articles of Association/Memorandum and Articles of Association;

e)	Resolutions passed at a board meeting of the Parent Guarantor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)

the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents to which it is a party, on its behalf; and

f)	Power of Attorney (if applicable).

2	AUTHORISATIONS

All approvals, authorisations and consents required by any government or other authorities for the Borrower and/or the Parent Guarantor to enter into and perform their respective obligations under this Agreement and/or any of the Finance Documents to which any of them is a party.

3	THE VESSELS

In respect of the Vessels:

a)

Evidence (by way of transcript of registry) that the Vessels are registered in the name of the Borrower in the Norwegian International Ship Registry or other acceptable registry (as applicable), that the Mortgages has been, or will in connection with the utilisation of the Facility be, executed and recorded with its intended first priority against the Vessels, and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessels save for the first priority mortgages registered over the Vessels;

b)

An updated class certificate related to the Vessels from the classification society, confirming that the Vessels are classed with the highest class in accordance with Clause 22.1.2 (Classification and repairs), free of extensions and overdue recommendations;

c)

Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessels in accordance with Clause 22.1.1 (Insurance), and evidencing that the Agent's (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment of Insurances;

d)	Copy of commercial management agreement(s);

e)	Copy of technical management agreement(s);

f)	The Vessels' current SMC;

g)	The relevant Technical Manager(s)' current DOC;

h)	The ISPS certificates for each Vessel; and

i)	Evidence of the Fleet Market Value based on valuations not older than 6 months.

4	FINANCE DOCUMENTS

a)	The Agreement;

b)	The Parent Guarantee;

c)	The Assignments of Insurances;

d)	The Factoring Agreement;

e)	The Earnings Account Pledge;

f)	Notices of Assignments of Insurances and the insurers' acknowledgement thereof (if applicable);

g)	The Mortgages (including the relevant declaration(s) of pledge or deeds of covenants (as applicable) collateral thereto); and

h)	Evidence of registration of the Factoring Agreement with the Norwegian Register of Mortgaged Movable Properties.

5	MISCELLANEOUS

a)	The relevant Drawdown Notice at least three (3) Business Days prior to the Drawdown Date;

b)	Evidence that all fees referred to in Clause 12 (Fees), costs and expenses, as are payable on or prior to the first Drawdown Date, have or will be paid on its due date;

c)

A Compliance Certificate confirming that the Borrower is in compliance with the financial covenants as set out in Clause 20 (Financial covenants) and that the Vessels have the required Fleet Market Value;

d)	Evidence that any existing credit facility in respect of the Vessels will be cancelled and repaid in full prior to the first drawing under the Facility;

e)	Evidence of discharge of any existing Security Interests in respect of the Vessels;

f)	Latest financial statements of the Borrower and the Parent Guarantor;

g)	All relevant "Know Your Costumer" documentation, including specimen signatures;

h)	Evidence that any withholding tax will be paid or application to the tax authorities is or will be made;

i)	Any other documents as reasonably requested by the Agent.

6	LEGAL OPINIONS

a)	A legal opinion as regards Norwegian law matters issued by Advokatfirmaet Thommessen AS;

b)	A legal opinion as regards laws of the State of Delaware issued by Blank Rome LLP; and

c)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

SCHEDULE 4

FORM OF DRAWDOWN NOTICE

To:           DNB BANK ASA, as Agent

Shipping Offshore & Logistics, Bergen

From: Gulfmark Rederi AS, as Borrower

Date:     [•1

GULFMARK REDERI AS — NOK 600,000,000 SECURED REVOLVING CREDIT FACILITY AGREEMENT DATED 27 DECEMBER 2012 (THE "AGREEMENT")

We refer to Clause 5.1 (Delivery of the Drawdown Notice) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Drawdown Notice.

1              You are hereby irrevocably notified that we wish to make the following drawdown of a Loan:

Proposed Drawdown Date:

[ Principal Amount: Interest

Period:

Currency:                          [NOK][USD]

2              The proceeds of the Loan shall be credited to [•1 [insert name and number of account].

3              We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 18 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

Yours sincerely for and on behalf of

GULFMARK REDERI AS

By:

Name:

Title: [authorised officer]

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:           DNB BANK ASA, as Agent

Shipping Offshore & Logistics, Bergen

From: Gulfmark Rederi AS, as Borrower

Date:     [•] [To be delivered no later than one hundred and fifty (150)/sixty (60) days after each reporting date

GULFMARK REDERI AS — NOK 600,000,000 SECURED REVOLVING CREDIT FACILITY AGREEMENT DATED 27 DECEMBER 2012 (THE "AGREEMENT")

We refer to the Agreement. Terms defined in the Agreement have their defined meanings when used in this Compliance Certificate.

1             We hereby represent and warrant that at the date of this Compliance Certificate, we are in compliance with Clause 20 (Financial covenants) of the Agreement and that no Event of Default has occurred and that the representations and warranties contained in Clause 18 of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at this date.

2              Without limiting the generality of paragraph 1 above, we hereby further represent and warrant as follows:

A) CLAUSE 20.1 — INTEREST COVERAGE

B) CLAUSE 20.2 — TOTAL DEBT TO EBITDA

C) CLAUSE 20.3 — MINIMUM BOOK EQUITY RATIO

Our latest financial statements are attached hereto.

3     CLAUSE 22.1.2 - FLEET MARKET VALUE OF VESSELS

Evidence of the Market Value of each Vessel is attached hereto.

This Compliance Certificate shall be governed by and construed in accordance with Norwegian law.

Yours sincerely for and

on behalf of

GULFMARK REDERI AS

By:

Name:

Title: [authorised officer]

Yours sincerely for

and on behalf of

GULFMARK OFFSHORE INC.

By:
Name:
Title: [authorised officer]

SCHEDULE 6

FORM OF SELECTION NOTICE

To:     DNB Bank ASA, as Agent

From: Gulfmark Rederi AS

Date:     [•]

GULFMARK REDERI AS — NOK 600,000,000 SECURED REVOLVING CREDIT FACILITY AGREEMENT DATED 27 DECEMBER 2012 (THE "AGREEMENT")

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Selection Notice.

a)	We refer to the Loan outstanding under the Agreement with an Interest Period ending on [•1

b)	We request in accordance with Clause 10 that the next Interest Period for the Loan shall be [•1 months

c)	Until you are notified otherwise in accordance with Clause 6 we request that the Loan shall be denominated in [USD][NOK]

This Selection Notice is irrevocable.

Yours sincerely for and on behalf of

GULFMARK REDERI AS

By:

Name: Title:

SCHEDULE 7

FORM OF TRANSFER CERTIFICATE

To:           DNB BANK ASA, as Agent

Shipping Offshore & Logistics, Bergen

From:      [•1 (the "Existing Lender" and [•] (the "New Lender")

Date:       [•1

GULFMARK REDERI AS — NOK 600,000,000 SECURED REVOLVING CREDIT FACILITY AGREEMENT DATED 27 DECEMBER 2012 (THE "AGREEMENT")

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

With reference to Clause 24 (Changes to the Parties):

1	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] per cent. of the Total Commitments.

2

The Existing Lender hereby transfers to the New Lender [     ] per cent. of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 24 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

3	The proposed Transfer Date is [ ], as from which date the Transfer of such portion of the Total Commitments shall take full legal effect.

4

The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender's responsibility set out in Clause 24.3 (Limitations of responsibility of Existing Lenders) of the Agreement.

5

The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

6	The address, fax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.

7	This Transfer Certificate is governed by Norwegian law, with Bergen City Court (Bergen tingrett) as legal venue.

The Schedule

Commitments/rights and obligations to be transferred

I	Existing Lender:	[

II	New Lender:	[

III	Total Commitments of Existing Lender:	NOK [ ]

IV	Aggregate amount transferred:	NOK [ ]

V	Total Commitments of New Lender	NOK [ ]

VI	Transfer Date:	[

Administrative Details / Payment Instructions of New

Lender Notices to New Lender:

[	]

Att:

Fax no: + [

[Insert relevant office address, fax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:		New Lender:
[•1		[•]

By:	/s/	By:	/s/
Name:		Name:
Title:		Title:

This Transfer Certificate is accepted and agreed by the Agent (on behalf of the Majority Lenders) and the Borrower and the Transfer Date is confirmed as [     ].

Agent:		Borrower:
DNB BANK ASA		GULFMARK REDERI AS

By:	/s/	By:	/s/
Name:		Name:
Title:		Title:

***

SIGNATORIES